Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS FIRST QUARTER 2021 RESULTS
DALLAS, TEXAS…May 5, 2021… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $19.6 million, or $.17 per share, in the first quarter of 2021 compared to net income of $27.0 million, or $.23 per share, in the first quarter of 2020.  Net income in the first quarter of 2021 was lower than in the first quarter of 2020 primarily due to lower income from operations resulting from the net effects of changes in currency exchange rates, higher sales volumes, lower production costs and slightly lower average TiO2 selling prices, as discussed below.

Net sales of $465.0 million in the first quarter of 2021 were $44.0 million, or 10% higher than in the first quarter of 2020 primarily due to higher sales volumes partially offset by lower average TiO2 selling prices.  TiO2 sales volumes were 3% higher in the first quarter of 2021 as compared to the first quarter of 2020 primarily due to higher demand in our North American and Latin American markets, partially offset by lower demand in our European market.  Average TiO2 selling prices were 1% lower in the first quarter of 2021 as compared to the first quarter of 2020.  Average TiO2 selling prices at the end of the first quarter of 2021 were 1% higher than our average TiO2 selling prices at the end of 2020.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $20 million in the first quarter of 2021 compared to the first quarter of 2020.  The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) in the first quarter of 2021 was $38.1 million as compared to $47.2 million in the first quarter of 2020.  Segment profit decreased in the first quarter of 2021 compared to the first quarter of 2020 primarily due to lower income from operations resulting from the net effects of fluctuations in currency exchange rates, which decreased segment profit by approximately $16 million in the first quarter 2021 as compared to the first quarter of 2020, lower average TiO2 selling prices, higher sales volumes and lower production costs.  Due to the phase-out of sulfate production at one of our facilities in the fourth quarter of 2020, Kronos’ TiO2 production volumes were 1% lower in the first quarter of 2021 as compared to the first quarter of 2020.  We operated our production facilities at overall average capacity utilization rates of 97% and 95% in the first quarters of 2021 and 2020, respectively.

Our net income before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the first quarter of 2021 was $43.3 million compared to EBITDA of $54.9 million in the first quarter of 2020.

Other income (expense) in the first quarter of 2020 includes a pre-tax insurance settlement gain of $1.5 million ($1.2 million, or $.01 per share, net of income tax expense) related to a property damage claim.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)

•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19)

•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein including new environmental health and safety regulations (such as those seeking to limit or classify TiO2 or its use)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as net income before income tax expense and certain general corporate items.  These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and

•
The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)

	Three months ended
	March 31,
	2020	2021
	(unaudited)
Net sales	$421.0	$465.0
Cost of sales	332.9	369.3

Gross margin	88.1	95.7

Selling, general and administrative expense	53.5	58.0
Other operating income (expense):
Currency transactions, net	12.2	(.5)
Other income, net	.2	.8
Corporate expense	(3.5)	(4.0)

Income from operations	43.5	34.0

Other income (expense):
Trade interest income	.2	.1
Other interest and dividend income	1.0	-
Insurance settlement gain	1.5	-
Marketable equity securities	(1.5)	.8
Other components of net periodic pension and OPEB cost	(4.7)	(4.3)
Interest expense	(4.6)	(5.0)

Income before income taxes	35.4	25.6

Income tax expense	8.4	6.0

Net income	$27.0	$19.6

Net income per basic and diluted share	$.23	$.17

Weighted average shares used in the
calculation of net income per share	115.6	115.5

TiO2 data - metric tons in thousands:
Sales volumes	136	141
Production volumes	132	130

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
 (unaudited)

	Three months ended
	March 31,
	2020	2021

Income from operations	$43.5	$34.0

Adjustments:
Trade interest income	.2	.1
Corporate expense	3.5	4.0

Segment profit	$47.2	$38.1

RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (unaudited)

	Three months ended
	March 31,
	2020	2021

Net income	$27.0	$19.6

Adjustments:
Depreciation expense	14.9	12.7
Interest expense	4.6	5.0
Income tax expense	8.4	6.0

EBITDA	$54.9	$43.3

IMPACT OF PERCENTAGE CHANGE IN NET SALES
 (unaudited)

Three months ended
March 31,
2021 vs. 2020

Percentage change in net sales:
TiO2 sales volumes	3%
TiO2 product pricing	(1)
TiO2 product mix/other	3
Changes in currency exchange rates	5

Total	10%